Exhibit 5.1

June 30, 2014

Re:	Safe Bulkers, Inc.

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) to Safe Bulkers, Inc. (the “Company”) in connection with the Company’s Shelf Registration Statement on Form F-3 (No. 333-186977) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, as amended by Amendment No. 1 thereto filed with the Commission (collectively, the “Registration Statement”) with respect to the sale by the Company of up to 3,220,000 shares (the “Shares”) of 8.00% Series D Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, of the Company.

In so acting, we have examined originals or photocopies, of (i) the Registration Statement and the prospectus (the “Preliminary Prospectus”) included therein and the preliminary prospectus supplement filed with the Commission on June 23, 2014 (the “Preliminary Prospectus Supplement”) as well as the prospectus supplement dated June 23, 2014 (the “Prospectus Supplement” and together with the Preliminary Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”), (ii) the Underwriting Agreement dated June 23, 2014 (the “Underwriting Agreement”) among the Company and the underwriters named therein, (iii) the statement of designation setting forth the terms of the Shares filed with the Registrar of Corporations of the Republic of the Marshall Island on June 27, 2014, and (iv) originals, or photocopies, of all such records of the Company, agreements and other documents, certificates of public officials, officers and representatives of the Company, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as photostatic or facsimile copies, and the accuracy of the factual representations made to us by officers and other representatives of the Company. We have also assumed the power, authority and legal right of all parties (other than the Company) to the Underwriting Agreement to enter into and perform their respective obligations thereunder and the due authorization, execution and delivery of such documents by such parties.

This opinion is limited to Marshall Islands Law as of the date hereof. In rendering our opinion as to the valid existence in good standing of the Company, we have relied solely on a

Safe Bulkers, Inc.

June 30, 2014

Certificate of Goodstanding issued by the Registrar of Corporations of the Republic of the Marshall Islands on June 30, 2014.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

A.	The Company is a corporation duly incorporated, validly existing and in good standing under the law of the Republic of the Marshall Islands.

B.	The Company has taken all corporate action required to authorize the Shares and when the Shares are issued and delivered against payment therefore as contemplated in the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid and non-assessable.

Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. We disavow any undertaking to advise you of any changes in laws.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ COZEN O’CONNOR

COZEN O’CONNOR